Exhibit 10.5

October 6, 2022

Carl Anderson
By Email or Hand Delivery

Dear Carl,

On behalf of the leadership team of XPO Logistics, Inc. (the “Company”), I’m happy to offer you the position of chief financial officer, effective November 08, 2022 (the “Start Date”). I know I speak for the rest of our team when I say how pleased we are to make you this offer.

Reporting and Work Location: In this role, you’ll report directly to the Company’s chief executive officer, and you’ll be based out of the Ann Arbor, Michigan office.

Full-Time Employment: During your employment, you will be required to devote your full time and attention to your duties and responsibilities for the Company. You may not take up any outside full or part-time employment without the prior written consent of the Company.

Your Salary and Compensation: Subject to the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”), we’d like to offer you the following compensation package:

•Base Salary: You’ll receive an annualized salary of $625,000, paid on a weekly basis, less all applicable withholdings and deductions, and pro-rated for any partial period worked.

•Annual Incentive: You will be eligible to participate in the Company’s annual incentive program, subject to the terms and conditions set forth in the applicable plan document, with a bonus target of 100% of your base salary and pro-rated for the 2022 fiscal year. The actual amount of the annual bonus, if any, may vary (from 0% to 200% of your bonus target) based on the annual financial performance of the Company and performance on key strategic initiatives for the Company, which will be determined in the sole discretion of the Compensation Committee.
To be eligible for the annual cash bonus, you must be employed through the date on which the annual cash bonus, if any, is paid, and you must not have given notice of your resignation to the Company on or before the date on which the annual cash bonus, if any, is paid.

•Long-term Incentive: You will be eligible for an annual long-term incentive award with a target value of $1,750,000, with the form, structure, vesting conditions and schedule determined annually by the Compensation Committee. The underlying number of stock units will generally be determined based on XPO’s closing stock price on date of grant (subject to variation from time-to-time), in the form generally as follows, with vesting to occur over a three-year schedule, or as otherwise determined annually by the Compensation Committee:

oTime-Based Restricted Stock Units (RSUs): $612,500 of target grant date value will be awarded to you in the form of RSUs, subject to your continuing employment with the Company through each applicable vest date.

oPerformance-Based Restricted Stock Units (PRSUs): $1,137,500 of target grant date value will be awarded to you in the form of PRSUs, subject to achievement of the applicable performance goals and continued service through each applicable vest date.

If approved, these awards will be granted to you following the end of the performance year, generally in March of each fiscal year. Long-term incentive awards will be reflective of your individual performance and contributions, the Company and/or business unit performance, as applicable, and the scope and expectations of your position/role in the Company and/or your business unit. As an at will employee, long-term incentives are subject to change at the sole discretion of the Company.

•Sign-on Long-Term Incentive: You will be granted one-time awards having a combined value of $1,000,000 at the time of grant in the form of 50% PRSUs and 50% RSUs as soon as practicable after your Start Date, subject to the following vesting schedules and your continuing employment with the Company through the applicable vest dates.

oRSUs (50%): $500,000 of grant date value will be awarded to you in the form of RSUs and will vest on the second anniversary of the grant date, subject to your continuing employment with the Company through the vest date.

oPRSUs (50%): $500,000 of grant date value will be awarded to you in the form of PRSUs and will vest on the fourth anniversary of the grant date, subject to achievement of the applicable performance goals (as detailed in the respective award agreement) and continued service through the vest date:

oPerformance Goals (two Relative TSR measures):

1.Baseline achievement: XPO’s four-year TSR compared to the four-year TSR of companies that constitute the S&P Midcap 400 Index.
2.Multiplier: XPO’s four-year TSR compared to the four-year TSR of a weighted basket of select transportation companies.

oSliding Payout Scale: The award has a maximum payout of 200% of target (inclusive of the multiplier) and 0% payout below target.

Your Benefits: We offer a competitive benefits package—including healthcare coverage, personal time off, life insurance, disability insurance, retirement planning and more. Additional details related to XPO’s benefits package will be provided to you following your Start Date. Please note that the Company reserves the right to modify, amend and/or terminate the employee benefits at any time in its sole and absolute discretion, with or without prior notice to you, consistent with applicable law.

•Relocation Benefits: As discussed, we’re pleased to offer you our Executive Relocation Benefits Program. You’ll find details and requirements in the attached relocation documents.

oRelocation Benefits Summary – an overview of the executive relocation benefits offered
oRelocation Repayment Agreement – the financial terms of the program
oRelocation Information Form

Please review these documents, then complete and return the Relocation Information Form along with your signed Offer Letter and signed Relocation Repayment Agreement. For questions regarding the Relocation Benefits Program, please contact Brian Drake via e-mail at [redacted].

Severance Benefits: You will be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions of the attached Change in Control and Severance Agreement (the “Severance Agreement”), provided that you timely return a signed copy of the Severance Agreement.

Your Representations and Conditions of Employment:

•Representations. In your work for the Company, you are not permitted to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have a confidentiality obligation. You are expected to use only generally known information used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

oYou confirm that you have carefully reviewed your files (including emails, computer files and hard copies, whether personal or business) and deleted, and not retained copies of, any files prepared, generated or used during any prior employment that could contain confidential information or trade secrets of your current or former employer.

oYou agree not to bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe a confidentiality obligation.

oBy accepting this offer of employment, you affirm that you are not a party to any employment agreement, covenant not to compete, non-solicitation covenant, or other restrictive covenants that would preclude you from accepting employment with the Company.

oDuring our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the above-described guidelines.

•Company Policies: As a condition of your continued employment, you are required to abide by the Company’s rules and policies as may be published from time to time.

•Confidential Information Protection Agreement: Your acceptance of this offer and continuing employment with the Company, is contingent upon you entering into the enclosed Confidential Information Protection Agreement (“CIPA”), which, among other things, prohibits unauthorized use or disclosure of the Company’s confidential and proprietary information and includes non-competition and non-solicitation provisions during your employment with the Company and following the termination of your employment with the Company.

•Pre-Hire Screening and Work Authorization: This employment offer is contingent on the satisfactory conclusion of appropriate pre-employment background check and drug screen, as may be conducted by the Company in accordance with applicable law. As required by law, this offer is subject to satisfactory proof of your identity and authorization to work in the United States.

At-Will Employment: Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause. Per Company policy, we request that, in the event of resignation, you give the Company at least 30 days’ advance notice. Neither this offer letter nor any other written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration. The at-will employment relationship cannot be changed except in writing signed by the Company’s chief executive officer.

Entire Offer: This offer letter, along with the CIPA, Severance Agreement and Relocation Repayment Agreement, states the entire understanding between you and the Company as to the terms and conditions of your employment, and supersedes all prior discussions, correspondence, and understandings by or on behalf of the Company (oral or written). This offer is not to be construed as a contract for employment in any particular position for any particular salary or time period.

Taking the Next Step: As you know, XPO has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we’re sure to continue along this trajectory and move forward to greater success.

Please make sure you’ve read the offer letter completely, including all enclosures. Then sign and return the offer letter, CIPA, Severance Agreement and Relocation Repayment Agreement by e-mail to [redacted] within ten (10) business days of the same being sent to you. This offer will terminate if it is not accepted, signed, and returned by that date, unless otherwise mutually agreed between the parties.

If you have any questions, please reach out to me at [redacted] or [redacted].

Best regards,

/s/ Josephine Berisha
Josephine Berisha
Chief Human Resources Officer
[redacted]

Enclosures: Confidential Information Protection Agreement; Severance Agreement; Relocation Benefits Summary; Relocation Repayment Agreement; Relocation Information Form

EMPLOYMENT ACCEPTANCE

I accept XPO’s offer as stated above.

/s/ Carl Anderson
Carl Anderson

10/9/22
Date